Exhibit 99.1

FOR IMMEDIATE RELEASE

Optical Communication Products Announces Agreement

to Manufacture in China

WOODLAND HILLS, CA – November 1, 2006 – Optical Communication Products, Inc. (NASDAQ GMS: OCPI), a leading manufacturer of fiber optic components, announced today that it has reached an agreement with SAE Magnetics (H.K.) Limited (SAE), a wholly-owned subsidiary of TDK Corporation (NYSE: ADR: TDK; www.tdk.com), which will enable the Company to manufacture certain of its product lines in China commencing in the summer of 2007. OCP will maintain its existing manufacturing facilities in Woodland Hills, California, and Hsinchu, Taiwan, but will reduce these workforces once manufacturing at SAE begins.

“Our partnership with SAE enhances our ability to serve our customers by dramatically expanding our manufacturing capacity while providing the high-performance products these customers require,” said Philip F. Otto, OCP’s CEO. “With the acquisition of GigaComm in August 2006, we entered Japan, the world's most advanced telecommunications market and took a leading position in the fiber-to-the-home optical components market. Now, we plan to move into high-volume production in China to augment our proven capabilities in short-run, specialized applications.

“This transition is a key element in OCP’s long-term strategy to increase revenues and improve financial performance. Manufacturing in Asia will enable us to increase our manufacturing capacity and flexibility, while simultaneously reducing costs.

“We will continue to fulfill low-volume, fast-delivery requirements from our facilities in the U.S.,” explained Otto. “With this step, we will now build on this core strength, adding manufacturing flexibility and faster product development as vital components of our strategy.”

As part of the transition to SAE in China, OCP intends to reduce its workforce by approximately 150 to 180 manufacturing positions at its U.S. plant and 70 to 80 manufacturing positions at its GigaComm facility in Taiwan. These workforce reductions are not expected to take place before the summer of 2007.

“We greatly appreciate the contributions our employees have made over the years. We will work with those who will be affected by the changes to ensure the smoothest possible transition,” Otto said. “We should see little change in our operations in either the U.S. or Taiwan for many months, so there will be more than enough time for us to prepare for this new phase in our Company’s development. We expect to retain many qualified employees in both the United

States and Taiwan who will continue to develop the various new products demanded by our customers.”

In connection with its planned U.S. and Taiwan reductions in workforce, the Company said that it expects to incur one-time transition charges of approximately $3 million to $3.5 million during its fiscal year 2007, which commenced on October 1, 2006. The planned increase in operating efficiency is expected to have a positive effect on the Company’s margins over time.

About Optical Communication Products, Inc. (OCP)

Founded in 1991, OCP designs, manufactures and sells a comprehensive line of fiber optic components for metropolitan, local area and fiber-to-the-home networks. Its global speed-to-market strategy calls for increased international market penetration, fast-paced product development and flexible, turnkey manufacturing capacity. The Company’s product lines include optical transceivers, transmitters and receivers. For more information, visit OCP’s web site at www.OCP-inc.com or Investor Digest at www.globalprovince.com/ocpiindex.htm.

About SAE Magnetics (H.K.) Limited

SAE is a vertically integrated contract manufacturer with full capability in high volume production of optical components. It was founded in the 1980’s to manufacture components for the hard disc drive industry. More recently, SAE has diversified its strategy to include optical sub-assemblies and transceivers. It has a workforce of over 30,000 employees occupying 2.5 million square feet of manufacturing space primarily located in the Dongguan area of the Pearl River Delta.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include (A) factors relating to the Company and the fiber optic communications industry, such as (i) the risk that our customers are unable to reduce their inventory levels in the near-term and (ii) the risk that we are unable to diversify and increase our customer base; (B) factors relating to the acquisition of GigaComm, such as (i) the possibility that the anticipated benefits from the acquisition cannot be fully realized, (ii) our ability to successfully integrate the operations of GigaComm with those of OCP, and the possibility that costs or difficulties related to the integration will be greater than expected, (iii) our ability to implement future business and acquisition strategies, and (iv) our ability to retain personnel of GigaComm; and (C) factors relating to doing business in Taiwan and The People’s Republic of China, such as, but not limited to (i) risks relating to political and diplomatic issues between Taiwan and The People’s Republic of China, (ii) risk of natural disasters in Taiwan, such as earthquakes and typhoons, (iii) economic and regulatory developments, (iv) potential difficulty in enforcing agreements and recovering damages for their breach, (v) exposure to greater risk of misappropriation of intellectual property, (vi) disruption of air transportation from Asia, (vii) changes in tax laws, tariffs and freight rates, (viii) difficulty of managing global operations, including staffing and managing foreign operations, (ix) differing labor regulations, and (x) foreign currency risk. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	Mr. Frederic T. Boyer
Senior Vice President and CFO
(818) 251-7220
FBoyer@ocp-inc.com